Exhibit 99.1

NEWS RELEASE
For Immediate Release

October 24, 2005

Northwest Bancorp, Inc.
100 Liberty Street
Warren, PA  16365

CONTACT:   William J. Wagner
           President and Chief Executive Officer
           Northwest Bancorp, Inc.
           814-726-2140

Northwest Savings Bank Completes Acquisition Of Equinox Bank, FSB

        The acquisition of the Pembroke Pines, Florida-based Equinox Bank, FSB, by Northwest Savings Bank was completed on Friday, October 21, 2005. On Monday, October 24, the bank opened as Northwest Savings Bank. In making the announcement, William J. Wagner, President and Chief Executive Officer of Northwest Bancorp, Inc. and Northwest Savings Bank, stated, "The Pembroke Pines facility is Northwest's first acquisition in the South Florida marketplace. We are pleased that the Board of Directors of Equinox Bank chose Northwest as a merger partner and we look forward to bringing Northwest's tradition of quality community banking to South Florida."
         Robert Schweitzer, former President and CEO of Equinox Bank and now President of the South Florida Region of Northwest Savings Bank said, "We are pleased to become a part of the Northwest family and expand our capabilities as a community banking organization."
         Robert A. Ordiway, Executive Vice President, Retail Delivery Systems, said, "Northwest Savings Bank will operate the office as a full-service community banking center, offering not only the company's full range of checking, savings, and retirement savings programs, but also lending programs to serve all home borrowing, personal, and commercial needs. As Northwest staff, employees of the former Equinox Bank at 2000 North Flamingo Road will continue to service their customers as they have in the past. They join more than 1,800 other members of the Northwest community banking family."
         With the Pembroke Pines Office, Northwest Bancorp, Inc. operates 154 community banking offices throughout Pennsylvania, and in Ohio, New York State, Maryland, and Florida. The Bancorp also operates 49 community discount companies in Pennsylvania and New York State.
         Founded in 1896 and headquartered in Warren, Pennsylvania, Northwest Savings Bank holds assets of over $6 billion. The stock of Northwest Bancorp, Inc., the parent company of Northwest Savings Bank, is traded on the NASDAQ Market System under the symbol "NWSB."

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